UBS Global Asset Management (US) Inc. 1285 Avenue of the Americas New York, NY 10019-6028 www.ubs.com

November 1, 2011

Union Bank of California, N.A.

350 California Street, 6th Floor

San Francisco, CA 94104

Attn: Liz Hamilton

Re: UBS Money Series — Mutual Funds Account Administration Agreement

       Notice of Amendment to Schedule B

Dear Ms. Hamilton:

We are parties to a Mutual Funds Account Administration Agreement dated as of January 10, 2008, with respect to certain portfolios of UBS Money Series (the “Agreement”). Schedule B to the Agreement specifies the compensation paid by us to you under the Agreement. Given the duration of the unprecedented low interest rate environment, the resulting impact on the economics of sponsoring money market funds, and continuing market uncertainties, we are revisiting the compensation arrangements for our funds to adjust the payment formula so that compensation is adjusted should fees paid by the funds to an affiliate fall below a certain level. We are amending Schedule B to adjust compensation to distribution/servicing partners under those circumstances where we or our affiliates have reduced a fund’s expenses to remain competitive and/or maintain a positive yield. We value our relationship with you, and do not take this step lightly, but believe our actions are consistent with efforts to ensure the continuing viability of our institutional money market fund business.

We hereby notify you that pursuant to Section 8 of the Agreement, we are amending Schedule B to the Agreement, effective November 1, 2011. In accordance with Section 8, any order to purchase shares placed by you, after notice of this amendment to Schedule B having been sent to you, constitutes your agreement to the amendment. The amended Schedule B to the Agreement is attached hereto; please attach this to your copy of the Agreement.

We also request that you sign the return the enclosed copy of this letter acknowledging its receipt. Again, we value our relationship and look forward to your working with us in an effort to continue to ensure our mutual success. Please contact Ray Otero at 212-882-5917 should you have any questions.

Very truly yours,

UBS Global Asset Management (US) Inc.		UBS Global Asset Management (US) Inc.

By:	/s/ Thomas Cameron	By:	/s/ Keith A. Weller
Name:	Thomas Cameron	Name:	Keith A. Weller
Title:	Executive Director	Title:	Executive Dir. & Sr. Assoc. General Counsel

Acknowledged:

Union Bank, N.A.

By:	/s/ Elizabeth Hamilton
Name:	Elizabeth Hamilton
Title:	Vice President